                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this registration statement on Form S-1 (File No. 333-09129) of our report dated March 18, 1996, except for Note 1.a.; the second, third and fourth paragraphs in Note 6; and Note 18, as to which the date is July 29, 1996, and except for the third paragraph of Note 1.m., as to which the date is October 21, 1996, and our report dated June 14, 1996, on our audits of the consolidated financial statements and consolidated financial statement schedules of Symons International Group, Inc. and Superior Insurance Company, Inc., respectively. We also consent to the reference to our firm under the captions "Selected Financial Data" and "Experts."



                                          /s/ COOPERS & LYBRAND L.L.P.

                                          COOPERS & LYBRAND L.L.P.

Indianapolis, Indiana

October 28, 1996